EXHIBIT 12.1

Ratio of Earnings to Fixed Charges

						Nine
	Year Ended					Months Ended
	December 31,	December 30,	December 29,	December 28,	December 26,	September 25,
	2004	2005	2006	2007	2008	2009
Earnings:
Income before income taxes	$29,718	$47,134	$50,680	$83,422	$65,458	$32,469
Fixed charges (from below)	37,017	31,146	38,901	43,711	38,318	22,788
Total earnings	$66,735	$78,280	$89,581	$127,133	$103,776	$55,257

Fixed Charges:
Interest expense	$31,701	$25,419	$31,367	$33,923	$28,482	$14,673
Interest in rent expense estimated at 30% of rent expense	5,316	5,727	7,534	9,788	9,836	8,115
Total fixed charges(1)	$37,017	$31,146	$38,901	$43,711	$38,318	$22,788

Ratio of Earnings to Fixed Charges	1.8	2.5	2.3	2.9	2.7	2.4

(1)            Preferred security dividends of Interline New Jersey are excluded from fixed charges prior to December 21, 2004, as such amounts were not the obligation of a consolidated subsidiary, and are excluded from fixed charges from December 21, 2004 as preferred stock was held solely by corporate parent.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

						Nine
	Year Ended					Months Ended
	December 31,	December 30,	December 29,	December 28,	December 26,	September 25,
	2004	2005	2006	2007	2008	2009
Earnings:
Income before income taxes	$29,718	$47,134	$50,680	$83,422	$65,458	$32,469
Fixed charges (from below)	37,017	31,146	38,901	43,711	38,318	22,788
Total earnings	$66,735	$78,280	$89,581	$127,133	$103,776	$55,257

Fixed Charges:
Interest expense	$31,701	$25,419	$31,367	$33,923	$28,482	$14,673
Interest in rent expense estimated at 30% of rent expense	5,316	5,727	7,534	9,788	9,836	8,115
Total fixed charges(1)	$37,017	$31,146	$38,901	$43,711	$38,318	$22,788

Preferred dividends (calculated below)	$33,128	$—	$—	$—	$—	$—

Total combined fixed charges and preferred dividends	$70,146	$31,146	$38,901	$43,711	$38,318	$22,788

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	1.0	2.5	2.3	2.9	2.7	2.4

Deficiency (Surplus)	$3,410	$(47,134)	$(50,680)	$(83,422)	$(65,458)	$(32,469)

Preferred Dividends:
Preferred dividend amount(2)	$54,389	$—	$—	$—	$—	$—
Tax rate	39.1%	38.9%	38.5%	38.9%	37.6%	39.1%

Preferred dividends	$33,128	$—	$—	$—	$—	$—

(1)            Preferred security dividends of Interline New Jersey are excluded from fixed charges prior to December 21, 2004, as such amounts were not the obligation of a consolidated subsidiary, and are excluded from fixed charges from December 21, 2004 as preferred stock was held solely by corporate parent.

(2)            Preferred dividend amount for 2004 excludes the period from December 21, 2004.